UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                          Cellegy Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   15115L-10-3
            -------------------------------------------------------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-----------------------------------------------                      ---------------------------------------------

CUSIP No.       15115L-10-3                                             Page      2      of      5      Pages
          ------------------------                                           -----------    -----------
-----------------------------------------------                      ---------------------------------------------

--------- --------------------------------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
   1      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Carl R. Thornfeldt

--------- --------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (a) [ ]
          (b) [X]
--------- --------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- --------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

--------------------------- ------- ------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
          NUMBER                    479,161
            OF
          SHARES            ------- ------------------------------------------------------------------------------
       BENEFICIALLY           6     SHARED VOTING POWER
          OWNED                     -0-
            BY
           EACH             ------- ------------------------------------------------------------------------------
        REPORTING             7     SOLE DISPOSITIVE POWER
         PERSON                     479,161
          WITH
                            ------- ------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    -0-

--------------------------- ------- ------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          479,161
--------- --------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                              [ ]


--------- --------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.73%
--------- --------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IN

--------- --------------------------------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:
                  Cellegy Pharmaceuticals, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  1065 East Hillsdale Blvd., Suite 418, Foster City, CA  94404

Item 2.

         (a)      Name of Person Filing:
                  Carl R. Thornfeldt

         (b)      Address of Principal Business Office:
                  1065 East Hillsdale Blvd., Suite 418, Foster City, CA  94404

         (c)      Citizenship:
                  U.S.A.

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  15115L-10-3

Item 3.

                  Not applicable.

Item 4.           Ownership

         (a) Amount Beneficially Owned: 479,161 (includes 94,206 shares subject to options exercisable within 60 days of December 31,
                  1997)

         (b)      Percent of Class: 4.73%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:  479,161

                  (ii)     shared power to vote or direct the vote:  -0-

                  (iii)    sole power to dispose or to direct the
                           disposition of:    479,161

                  (iv)     shared power to dispose or to direct the
                           disposition of:      -0-

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8.           Identification and Classification Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         2/11/98
------------------------------
Date


/s/ Carl R. Thornfeldt
------------------------------
Signature

Carl R. Thornfeldt
------------------------------
Name/Title